Exhibit 3.1

DIGITAL REALTY TRUST, INC.

ARTICLES SUPPLEMENTARY

Digital Realty Trust, Inc., a Maryland corporation (the “Corporation”), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

FIRST: Under a power contained in Section 5.2 of Article V of the charter of the Corporation (the “Charter”), the Board of Directors of the Corporation (the “Board of Directors”), by duly adopted resolutions, reclassified 12,310,249 authorized but unissued shares of Common Stock, $0.01 par value per share, of the Corporation (the “Common Stock”) as shares of Non-Voting Common Stock, $0.01 par value per share, of the Corporation (the “Non-Voting Common Stock”), with the following preferences, conversion or other rights, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption, which, upon any restatement of the Charter, shall become part of Article V of the Charter, with any necessary or appropriate renumbering or relettering of the sections or subsections hereof. The total numbers of shares of Common Stock and Non-Voting Common Stock which the Corporation has authority to issue after giving effect to these Articles Supplementary are 489,689,751 and 12,310,249, respectively. There has been no increase in the authorized shares of stock of the Corporation effected by these Articles Supplementary. Unless otherwise defined below, capitalized terms used below have the meanings given to them in the Charter.

(1) Designation and Number. The Corporation has authority to issue 12,310,249 shares of Non-Voting Common Stock, $0.01 par value per share (the “Non-Voting Common Stock”). The Board of Directors may reclassify any unissued shares of Non-Voting Common Stock from time to time into one or more classes or series of stock.

(2) Definition. As used herein, the following terms shall have the following meanings unless the context otherwise requires:

“Affiliate” shall mean, with respect to any Person, (i) any Person directly or indirectly controlling, controlled by or under common control with such Person; (ii) any executive officer, director, trustee, manager, managing member or general partner of such Person; and (iii) any legal entity for which such Person acts as an executive officer, director, trustee, manager, managing member or general partner. The term “Affiliated” shall have the correlative meaning.

“Initial Holder” shall mean, with respect to any share of Non-Voting Common Stock, the initial holder thereof.

(3) Treatment as Common Stock. Except as set forth in Sections 4, 5 and 6 below, the Non-Voting Common Stock shall have identical preferences, rights, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as the Common Stock and all provisions of the charter applicable to the Common Stock, including, without limitation, the provisions of Articles V and VI, shall apply to the Non-Voting Common Stock.

(4) Voting Rights. Except as otherwise provided in the Charter, no Initial Holder of the Non-Voting Common Stock shall have any voting rights. Notwithstanding the foregoing, the consent of the holders of a majority of the outstanding Non-Voting Common Stock, voting as a separate class, shall be required to approve (a) the authorization or issuance of any additional shares of Non-Voting Common Stock, (b) any increase in the number of authorized or issued shares of Non-Voting Common Stock, (c) any transaction (including by way of an amendment to the Charter, merger involving the Corporation, conversion of the Corporation or other transaction) or other action that amends, alters or modifies the terms of the Non-Voting Common Stock, or (d) any transaction or other action that reclassifies shares of issued and outstanding Non-Voting Common Stock.

(5) Ownership Limit. For purposes of Article VI of the charter relating to the Common Stock Ownership Limit and the Aggregate Stock Ownership Limit, the Non-Voting Common Stock shall be treated as Common Stock and not as a separate class of Capital Stock.

(6) Conversion. Each issued and outstanding share of Non-Voting Common Stock shall automatically and without any action on the part of the holder thereof convert into one share of Common Stock upon a transfer of such share of Non-Voting Common Stock by the Initial Holder or an Affiliate thereof to a Person not Affiliated with the Initial Holder. The Corporation shall take such actions as may be necessary to effect the provisions of this Section 6 in accordance with the Maryland General Corporation Law.

(7) Status of Converted Shares. All shares of Non-Voting Common Stock converted or otherwise acquired in any manner by the Corporation shall be retired and shall be restored to the status of authorized but unissued shares of Common Stock.

SECOND: A description of the Common Stock is contained in Section 5.2 of the Charter.

THIRD: The shares of Non-Voting Common Stock have been reclassified by the Board of Directors under the authority contained in the Charter.

FOURTH: These Articles Supplementary have been approved by the Board of Directors in the manner and by the vote required by law.

FIFTH: The undersigned acknowledges these Articles Supplementary to be the corporate act of the Corporation and, as to all matters or facts required to be verified under oath, the undersigned acknowledges that, to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

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IN WITNESS WHEREOF, the Corporation has caused these Articles Supplementary to be signed in its name and on its behalf by its President and Chief Executive Officer and attested to by its Executive Vice President, General Counsel and Secretary on this 30th day of June, 2026.

ATTEST:	DIGITAL REALTY TRUST, INC.

/s/ Jeannie Lee	By:	/s/ Andrew P. Power (SEAL)
Name: Jeannie Lee		Name: Andrew P. Power
Title: Executive Vice President, General		Title: President and Chief Executive Officer
Counsel and Secretary